Exhibit 10.7

PIER 1 IMPORTS

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

ADOPTED JUNE 24, 1999

AS AMENDED DECEMBER 15, 2008

Cash Compensation (payable in advance at beginning of each fiscal year on the first business day of such fiscal year)

•	Non-Employee Director Annual Retainer	$150,000
•	Audit Committee Chair Annual Retainer	$25,000
•	Compensation Committee Chair Annual Retainer	$25,000
•	Nominating/Corporate Governance Committee Chair Annual Retainer	$10,000
•	Non-Executive Chairman of the Board Annual Retainer	$75,000

Director Deferred Stock Units

•                  Pursuant to the Director Deferred Stock Unit Awards program set forth in the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”).

•                  Each Non-Employee Director may elect to defer up to 100% (in whole percentages) of their cash fees (i.e., director, committee chair and chairman annual retainers) for the period January 1, 2009 through February 28, 2009 into an equivalent value of deferred stock units (up to the Plan’s maximum calendar year limit of 375,000 units per individual), provided that any such deferral election is made on or before and becomes irrevocable as of December 31, 2008.  These fees are payable January 2, 2009.

•                  Each Non-Employee Director may elect to defer up to 100% (in whole percentages) of their cash fees (i.e., director, committee chair and chairman annual retainers) for an upcoming fiscal year into an equivalent value of deferred stock units (up to the Plan’s maximum calendar year limit of 375,000 units per individual), provided that any such deferral election is made on or before and becomes irrevocable as of the December 31 immediately preceding such fiscal year and is effective for the entire fiscal year.

•                  Deferrals of the director annual retainer (other than the portion of the deferral representing committee chair or chairman annual retainers) are credited with an additional 25% of the deferred amount.

•                  At the time a Non-Employee Director ceases to be a Director of the Company, the deferred stock units credited to such Director at that time shall be adjusted by Pier 1 Imports to remove from the credited amount (i) any portion of the deferred stock units applicable to the time period following the Director ceasing to be a Director of the Company, plus (ii) an amount of deferred stock units equal to any cash compensation paid to the Non-Employee Director for such time period (such units to be valued as of the cash compensation payment date). The adjusted amount of deferred stock units will be converted on a share-to-share basis and paid to the Non-Employee Director in the form of a single distribution of Pier 1 Imports, Inc. common stock within 30 days, except that deferred units will be paid in cash to the extent that applicable Plan limitations at such time preclude Plan distributions of Pier 1 Imports, Inc. common stock.